AMENDMENT NO. 1 TO THE BOOTHEEL PROJECT, LLC
EXPLORATION, DEVELOPMENT & MINE OPERATING AGREEMENT

This Amendment No. 1 to "The Bootheel Project, LLC Exploration, Development & Mine Operating Agreement between and among 448018 Exploration Inc., NFUR Bootheel, LLC, Target Exploration & Mining Corp., Ur-Energy USA Inc., and NFU Wyoming, LLC" ("Operating Agreement"), made by and among 448018 Exploration Inc., Member, NFUR Bootheel, LLC, Member, and 448018 Exploration Inc., as Manager in behalf of The Bootheel Project, LLC, is entered into this 21st day of December 2007, and shall be made effective as of the Effective Date of the Operating Agreement, June 7, 2007.

WHEREAS the parties have discovered that there were errors in the preparation of Exhibit B to the Operating Agreement (the "Permitted Encumbrances"), and in certain of the related documents conveying the Initial Company Properties to The Bootheel Project, LLC, and

WHEREAS the parties wish to correct and complete Exhibit B, and amend and refile or re-record certain related documents reflecting the conveyance of the Initial Company Properties to The Bootheel Project, LLC;

NOW THEREFORE the parties agree as follows:

1. Exhibit B is Amended as per the attached "Amended Exhibit B," to properly reflect a ½% royalty which shall be payable to Energy Metals Corporation on the twenty eight TD claims (TD 9 - TD 26 and TD 31 – TD 40) and the specific terms of such royalty. This Amended Exhibit B shall forthwith be the recognized and operative "Permitted Encumbrances" for The Bootheel Project, LLC and shall be recognized to be the express covenant of The Bootheel Project, LLC to pay this referenced royalty in the event of production from the referenced TD claims.

2. The parties agree that NFUR Bootheel, LLC will prepare Amended Quitclaim Deeds to reflect the express covenant of The Bootheel Project, LLC to pay the following reserved royalties (described in Amended Exhibit B), to include:

(a) ½% royalty which shall be payable to Energy Metals Corporation; and

(b) the 1% royalty which shall be payable to Power Resources Inc. (previously reflected in Exhibit B, at pages 5-6)

and that 448018 Exploration Inc, as Manager of The Bootheel Project, LLC, will record such documentation in Albany County, Wyoming.

3. All other terms and conditions of the Operating Agreement and its exhibits and attachments not specifically modified herein shall remain in full force and effect.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Amendment No. 1 to The Bootheel Project, LLC Exploration, Development & Mine Operating Agreement between and among 448018 Exploration Inc., NFUR Bootheel, LLC , Target Exploration & Mining Corp., Ur-Energy USA Inc., and NFU Wyoming, LLC, effective as indicated above.

448018 EXPLORATION INC., MEMBER

By: ______________________

Its: PRESIDENT

448018 EXPLORATION INC., MANAGER, IN BEHALF OF THE BOOTHEEL PROJECT, LLC

By: ______________________

Its: PRESIDENT

NFUR BOOTHEEL, LLC, MEMBER BY ITS MANAGER, UR-ENERGY USA INC.

By: ______________________

W. William Boberg, President

AMENDED EXHIBIT B

TO EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT OF THE BOOTHEEL PROJECT, LLC

PERMITTED ENCUMBRANCES

Attached to and made a part of The Bootheel Project, LLC, Exploration, Development and Mine Operating Agreement dated June 7, 2007, between **448018 EXPLORATION INC.** ("TargetSub"), and **NFUR BOOTHEEL, LLC** ("NFUR") and **TARGET EXPLORATION AND MINING CORP.** ("Guarantor"), and **UR-ENERGY USA INC.** ("Ur-Energy"), and **NFU WYOMING, LLC** ("NFU"), covering the following described lands located in the County of Albany, State of Wyoming, to-wit:

State of Wyoming Uranium Leases

State of Wyoming Uranium Mining Lease No. 0-40774

State of Wyoming Uranium Mining Lease No. 0-41090

The above State Leases to be transferred to The Bootheel Project, LLC are subject to the following encumbrances:

1. No Warranty of Title. The State of Wyoming does not warrant title to the property subject to any of these leases. However, there is no indication that the State of Wyoming lacked title to any portion of the lands covered by those leases or that there were any third parties who claimed any interest in those lands.

2. Assignment Requirements. The leases contain assignment provisions permitting the assignment of the leases but only for the entire lease and only with the express written approval of the State Board of Land Commissioners. The assignment provisions further require that the "Lessee shall submit a signed copy of any mining agreement entered into affecting the possessory title to any of the land hereby leased for approval by the Lessor." The assignment provision further provides that all overriding royalties "to be valid" must have the approval of the Board of Land Commissioners.

3. Royalty and Royalty in Kind. The State of Wyoming retains a Uranium Royalty of 5% of the gross value of the uranium-bearing ore mined and removed from the lands covered by these leases. The State of Wyoming reserves in each lease the right to take its royalty in kind by taking physical delivery of uranium produced in proportion to its royalty on 60 days' notice.

Unpatented Mining Claims As Identified In Exhibit A

A. GENERAL COMMENTS REGARDING ENCUMBRANCES:

hv SB

1. Each Bureau of Land Management ("BLM") Geographic Index pertaining to the relevant unpatented mining claims contains the following caveat or disclaimer:

> Disclosure – All information received in this Office may not yet be listed on this report. The names and addresses are entered as they appear on the location notices or are abbreviated to [save] space; therefore, they may not appear in the expected sequence. A blank latest assessment year in this report does not constitute an abandoned claim.

Consequently, it is uncertain that any BLM Geographic Index pertaining to the relevant unpatented mining claims contains all of the "active" claims which may be located on or adjacent to lands covered by any of the relevant unpatented mining claims.

2. Under the General Mining Law of 1872, as amended, a mining claim is not valid and does not legally exist unless and until there has been a discovery of valuable minerals on each claim. As set forth in Section 3.2 of the Exploration, Development and Mine Operating Agreement, none of NFUR, Ur-Energy or NFU makes any representation or warranty that any of the unpatented mining claims contains a valuable discovery of minerals or that any such discovery may be economically mined in any specific mining procedure or technology whether known or unknown at the Effective Date. A valid mining claim does not vest fee title in the claimant but grants to him only an exclusive possessory interest solely for the purpose of developing and mining mineral deposits such as uranium which are subject to location under the General Mining Law.

3. Several Sections or entire Townships where the relevant claims are located are subject to a General Land Office Order of October 18, 1910 reserving coal to the United States and excluding coal from location under the General Mining Law of 1872. That coal reservation remained in effect until the Mineral Leasing Act of 1920 was passed which established a federal leasing system for coal, oil and gas and other specified minerals. Although notes prepared by BLM personnel in certain of the Lead Case Files listed below raise the question whether this coal reservation or classification has any effect on the location of the relevant mining claims, that coal classification had no effect on uranium as a locatable mineral and did not exclude any relevant uranium deposits from location under the general mining laws.

4. Certain claims which are the subject of this title report are located wholly or partially within a "Stock Driveway Withdrawal." A Stock Driveway Withdrawal remains open to the location of mining claims within the area withdrawn but restricts the development and operations on any claims located within such withdrawal so that "all prospecting and mining operations" may not cause any interference with the use of the surface for Stock Driveway purposes "except as may actually be necessary." 43 C.F.R. §§3815.1 and 3815.2.

B. <u>SPECIFIC ENCUMBRANCES:</u>

<u>BH Claim Group (BH1 through BH36 and BH41 through BH216) Lead Case File WMC267137</u>

1. Portions of the BH143 and BH144 Claims cover land owned by the State of Wyoming in Section 36 of Townships 25 North, Range 75 West, which is subject to State of Wyoming Uranium Mining Lease 0-40774. To the extent that these two BH Claims overlap State property, at least these portions of those claims are void.

2. All or some portion of the BH153 through BH162 Claims and the BH171 through BH180 Claims are located on the E½ of Section 12 of Township 24 North, Range 75W. That land is subject to an Order of June 21, 1939 withdrawing that parcel as Stock Driveway No. 255. Portions of the same parcel (the E½ of that Section 12) are also subject to two easements for a pipeline and for an improved dirt road running through the E½ of the E½ of that Section. The existence of those easements may limit or prohibit the exploration and development of the mining claims (BH31, BH32 and BH33) traversed by those easements.

3. A block of land in Section 30 of Township 25 North, Range 75 N was "private mineral rights." Portions of the BH8, BH10, BH12, BH14, BH23, BH26, BH28, BH30 and BH34 Claims are partially located on that private land, and, therefore, those portions of claims actually overlapping that private land are invalid.

4. <u>Attachment 1</u> indicates that portions of twenty-two (22) of the Claims in the BH Claim Group extend into Sections 1, 11 and 13 of Township 24 North, Range 75 West which have been patented without any reservation of minerals to the United States. The portions of those claims overlapping such private land are void.

5. The map of the BH Claim Group in Township 25 North, Range 75 West and Township 25 North, Range 76 West is attached hereto as <u>Attachment 2</u>. That map indicates that portions of twelve (12) BH Claims extend into Sections 19 and 29 of that Township which have been patented without the reservation of any minerals to the United States. That map also indicates that portions of twenty-one (21) Claims in the BH Claim Group extend into Sections 23 and 25 which were patented without any reservation of minerals to the United States. The portions of those claims extending into private land are void.

6. Location Certificates for the BH 113, 114, 143 and 144 Claims requiring corrected location descriptions will be amended prior to transfer of the claims into The Bootheel Project, LLC.

TD Claim Group (TD #9 through TD #26 and TD #31 through TD #40)(Lead Case File WMC260873)

1. Approximately the western one-half of TD #19, TD #20 and TD #21 lie on private lands not open to the location of mining claims under the General Mining Law in Section 1, Township 24 North, Range 75 West. The location certificates for each of these claims indicate that they are only 400' wide and that the point of discovery lies at a location 200' from each side of the claims. Only those portions of the claims which lie within said Section 1 are invalid.

2. All or a portion of each claim in the TD Claim Group lie on lands within the Stock Driveway Withdrawal #255. Maps depicting the extent to which the TD Claim Group overlaps this Withdrawal are attached as Attachment 3.

3. Attachment 3 also indicates that a 25' wide pipeline easement or right-of-way (designated W23883) crosses portions of the TD #17, TD #18, TD #19, TD #21, TD #31, TD #32 and TD #33 Claims. Depending on the mining methods used, the presence of this easement may limit or prohibit mining within or beneath that easement.

4. Attachment 3 also indicates that an easement or right-of-way for a public road (designated W54943) under Rev. Stat. 2477 traverses portions of the TD #15, TD #16, TD #17, TD #22, TD #31 and TD #32 Claims. Depending on the mining methods used, the existence of this easement or right-of-way for a public road may limit or prohibit mining within or beneath that easement.

5. The Geographic Index reviewed in April 2007 indicates that the West portion of TD#19, #20 and #21 are listed as in Section 1 of Township 24 North, Range 74 West, when in fact, those claims are located in Section 1 of Township 24 North, Range 75 West. This error in the Geographic Index does not affect the validity of those claims.

Rob Claim Group (Rob 1 through Rob 36)(Lead Case File WMC278669)

1. The southern edges of Rob 19 and Rob 20 appear to extend into Section 5 of Township 24 North, Range 74 West. Section 5 is not open for mineral location and therefore any portion of Rob 19 and 20 extending into Section 5 are invalid.

2. Rob 1 through Rob 18 are located in Section 30 of Township 25 North, Range 74 West on lands subject to a Stock Driveway Withdrawal (SD255).

3. An easement for an improved dirt road (W54943) apparently issued by the U.S. Forest Service and an easement for a pipeline (W23883) 25 feet in width paralleling that road traversed portions of Rob 1, 3, 5, 7, 9, 11, 13, 15 and 17 in the E½E½ of said Section 30. There also is an easement to maintain a corral on the Rob 11 claim and to maintain a windmill and water trough storage facility on the Rob 13 claim. The existence of these surface facilities may limit or prohibit the extraction of minerals from the affected portion of those claims, depending on the mining methods used.

4. The northern edges of Rob 17 and Rob 18 appear to extend into Section 19 of Township 25 North, Range 74 West, where the minerals are privately owned. Therefore, the portions on the northern edge of the Rob 17 and Rob 18 claims, if any, which extend into Section 19 are invalid.

5. The Lead Case File reviewed included a note from the BLM employee who reviewed the land status of these claims that the Location Certificates for the Rob 17, Rob 19 and the Rob 20 indicated that those claims extended into quarter-sections of adjoining sections in the same Township 25 North, Range 74 West, which were contrary to the actual descriptions of those claims in the Location Certificates as reflected in the map prepared by the BLM and in the map prepared by Ur-Energy USA, Inc. If such discrepancies do exist, the relevant Location Certificates should be amended to correctly refer to the quarter-sections in which those claims are actually located on the ground. A note in the Lead Case File reviewed indicates that a portion of the southern edge of Rob 19 extends into property in which the minerals are privately owned in Section 5 of Township 24 North, Range 74 West. If that comment is correct, that portion of the Rob 19 claim would be invalid. It does not appear from the Location Certificate for the Rob 19 that the discovery monument for that claim would be included in the portion that may extend into that Section 5. Location Certificates for the Rob 17, 19 and 20 Claims requiring corrected location descriptions will be amended prior to transfer of the claims into The Bootheel Project, LLC.

C. ROYALTY DEED AND OVERRIDING ROYALTY:

1. Power Resources Inc. has an Overriding Royalty on the following Property

State of Wyoming Uranium Lease Number 0-40774 covering all of Section 36, Township 25 North, Range 75 West, 6th P. M., Albany County, Wyoming

BH Claims Numbers 113 thru 216 located in Sections 2, 12, 14, and 24 of Township 24 North, Range 75 West, 6th P. M., Albany County, Wyoming

BH GAP Claims Numbers 1 thru 4 located in Section 7, of Township 24 North, Range 74 West, and Section 12, of Township 24 North, Range 75 West, 6th P.M., Albany County, Wyoming

TD Claims Numbers 9 thru 26 and 31 thru 40 located in Section 6 of Township 24 North, Range 74 West, and Section 12 of Township 24 North, Range 75 West, 6th P.M., Albany County, Wyoming

State of Wyoming Uranium Lease Number 0-41090 covering all of Section 36, Township 25 North, Range 76 West, 6th P.M., Albany County, Wyoming

BH Claims Numbers 1 thru 26, 28 thru 36 and 41 thru 112 located in Section 30 of Township 25 North, Range 75 West, and Sections 24 and 26 of Township 25 North, Range 76 West, 6th P.M., Albany County Wyoming

Rob Claims Numbers 1 thru 36 located in Sections 30 and 32 of Township 25 North, Range 74 West, 6th P.M., Albany County, Wyoming

Which royalty is as follows:

(a) For uranium mined and removed from the Property [*i.e.*, the above-referenced Initial Company Properties], 1.0% of the Market Price (as determined below) of the contained U3O8 extracted from the Property. The Market Price of the U3O8 shall be the monthly "Nuexco Spot Price Indicator Exchange Value" as published in the Nuclear Market Review by Trade Tech, LLC for the month in which the U3O8 is removed from the Property. In the event the "Nuexco Spot Price Indicator Exchange Value" is no longer published, or if, in the exercise of good faith, it is agreed by both Grantor and Grantee that the "Nuexco Spot Price Indicator Exchange Value" is no longer reflective of the Market Price, Grantor and Grantee shall mutually designate a fair and reasonable alternative third party measure of the Market Price of U3O8 in concentrate.

(b) For vanadium, other fissionable source materials, and other spatially associated minerals and materials that are mined and removed from the Property, the 1.0% royalty shall be payable on the fair market value of such minerals and materials.

2. Energy Metals Corporation has a royalty on the following Property:

TD Claims Numbers 9 thru 26 and 31 thru 40 located in Section 6 of Township 24 North, Range 74 West, and Section 12 of Township 24 North, Range 75 West, 6th P.M., Albany County, Wyoming

Which royalty is as follows:

The royalty interest shall be free and clear of all expenses of production and shall be determined as follows:

(a) For uranium concentrates (U308) mined, removed and sold from the Property [*i.e.,* the referenced TD claims], a production royalty of one-half of one percent (1/2%) of the gross proceeds received by Grantee (or for Grantee's account), its successors and assigns;

(b) For vanadium, other fissionable source materials, and other spatially associated minerals and materials that are mined, removed and sold from the Property [*i.e.,* the referenced TD claims], a production royalty of one-half of one percent (1/2%) of the gross proceeds received by Grantee (or for Grantee's account) its successors and assigns.

D. CONFLICTS WITH CLAIMS LOCATED BY OTHER PARTIES

BH Claim Group (Lead Case File WMC267137)

1. There is a conflict between the TD #31 through TD #40 Claims and the BH 153 through BH 162 Claims. The BH Claims were all located in May 2005 almost one year after the location of the TD Claim Group. If the conflicting TD Claims are based on a valid discovery of valuable minerals and all of the acts of location have been properly completed, the overlapping BH Claims listed in this Paragraph are junior, at least, to the extent of the area of overlap of the TD Claims.